NEWS RELEASE

                                                                  April 21, 2004

For Release:      Immediately
Contact:          Financial Analysts: Christopher M. Capone, (845)486-5439
                  News Media:         Denise D. VanBuren, (845) 471-8323

     CH Energy Group Posts Strong First Quarter (Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today announced earnings per share during the first quarter of 2004 totaled $1.46, a 16-percent increase over the $1.26 earned during the first quarter of the prior year. "Continued growth within our utility service territory, the benefits of improved operational efficiencies, and lower expenses associated with restoring electric service following storms all contributed to the first quarter's strong earnings," said Executive Chairman of the Board Paul J. Ganci. "We're exceptionally pleased with the results, and re-iterate our projection to earn between $2.60 and $2.85 per share during the course of 2004." Central Hudson Gas & Electric Corporation

     Electric and natural gas revenues increased by $7 million to $178 million between the first quarters of 2003 and 2004, and customer growth within Central Hudson Gas & Electric Corporation's service territory continued at a healthy pace during the quarter, with the number of electric and gas customers each rising 1 percent. Despite a 4-percent warmer winter in 2004 than 2003, sales to electric customers increased by 3 percent and sales to natural gas customers decreased by less than 1 percent due to customer growth.

     Utility expenses increased by $6.4 million to $160.9 million for the quarter, as compared to a year earlier, due mostly to increases in purchased electricity and natural gas supply costs. In total, Central Hudson's contributions to quarterly earnings totaled $1.03 per share in 2004, as compared to 92 cents per share during the first quarter of 2003, representing a 12 percent increase.

     Central Hudson Enterprises Corporation (CHEC)

     The CHEC competitive business units contributed 40 cents per share to the quarterly earnings, besting last year's first quarter results of 33 cents per share by 21 percent. Improved earnings resulted from net customer growth, improved margins, and reduced expenses in 2004 as compared to 2003.

CH Energy Group, Inc.

     The holding company's quarterly contribution to earnings was 3 cents per share, resulting from earnings on the Company's investment in money market instruments. This compares to the 1-cent earned in the first quarter of 2003, a period during which investment income from the Company's Alternative Investment Program (AIP) was almost completely offset by a net loss recorded on the AIP.

2004 Earnings Projections

     The Company continues to project its 2004 earnings at between $2.60 and $2.85 per share, noting that $2.30 to $2.45 is estimated to result from the operations of Central Hudson; 20 cents to 25 cents from CHEC's fuel distribution business units; and 10 cents to 15 cents from partnership income and interest income on the funds being held in money market funds that are ready for immediate deployment if a suitable investment opportunity is identified.

     "Our business development team will continue to actively seek investment opportunities that meet our risk and profitability parameters," said Steven V. Lant, President and Chief Executive Officer. He noted that the annual earnings projection does not include any earnings accretion from such investments, and that earnings could be higher in 2004 if such acquisitions do occur.

About CH Energy Group

     With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries:

     Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 355,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation (CHEC) includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area. # # #

Conference Call:

     Messrs. Ganci and Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today (April 21, 2004). Dial-in: 1-888-273-9890; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 11:00 p.m. (ET) on April 21, 2004, until 11:59 p.m. (ET) on April 28, 2004, by dialing 1-800-475-6701 and entering access code #727179. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com.

Forward-Looking Statements

     Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to Registrants' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. Registrants undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended March 31                          2004               2003
                                                 ----               ----

  Operating Revenues                          $262,993,000       $265,143,000

  Net Income                                  $ 22,989,000       $ 20,193,000

  Earnings Per Share (Basic)                        $1.46               $1.26

  Earnings Per Share (Diluted)                      $1.45               $1.26

  Average Shares Outstanding (Basic)           15,762,000          15,969,000

  Average Shares Outstanding (Diluted)         15,775,000          15,974,000
                                                                     page -1-
                                    APPENDIX
                                    --------

Highlights Relative to Prior Year
---------------------------------



                                                                       2004 More
3 Months Ended March 31:               2004 1          2003 1   (Less) than 2003
                                       -----           -----    ----------------
Operating Revenues                $262,993,000    $265,143,000    $  (2,150,000)

Income Available for
        Common Stock             $  22,989,000    $ 20,193,000    $   2,796,000

Earnings Per Share
        of Common Stock (Basic)          $1.46           $1.26          $   .20

Average Shares Outstanding (Basic)  15,762,000      15,969,000
              1 Unaudited

Compared to 2003 first quarter results, consolidated earnings per share of CH Energy Group, Inc. increased $.20 per share due primarily to the following:

      CH Energy Group, Inc., Holding Company  (CHEG):  + $.02
      -------------------------------------------------------

o Up $.02 due to an increase in investment and interest income due primarily to the recording of a net loss in 2003 for CHEG's Alternate Investment Program, which was fully liquidated by July 2003. The approximately $100 million of proceeds from the liquidation were reinvested in lower yield money market instruments.

      Central Hudson Gas & Electric Corp. (CHG&E):  + $.11
      ----------------------------------------------------

o Up $.07 due to an increase in electric net operating revenues, net of the cost of purchased electricity, fuel and revenue taxes. The increase in net revenues results primarily from an increase in sales to all customer classes and the amortization of revenues deferred in a prior year. $3.1 million of electric delivery revenues were deferred during the 12 months ended June 30, 2002 and are being recorded to income over the 12 months ended June 30, 2004 in accordance with CHG&E's current settlement agreement with the New York State Public Service Commission ("PSC"). The impact was $.03 for the quarter. The increase in sales was due to an increase in the average number of residential and commercial customers and increased usage by all customer classes. Weather reduced earnings from electric sales by approximately $.02 per share, which was more than offset by the results of weather hedging contracts. The reduction reflects a 4% reduction in billing heating-degree days as compared to last year. The increase in net revenues was also partially offset by an increase in shared electric earnings.

o Up $.04 due to an increase in natural gas net operating revenues, net of the cost of natural gas and revenue taxes. Overall, sales decreased by less than 1% due to weather that was not as cold as last year with net revenues from sales remaining relatively unchanged. The 4% reduction in billing heating degree-days reduced earnings by $.01 per share; however, it was more than offset by the results of weather hedging contracts and earnings from sales due to customer growth. The increase in natural gas net revenues also reflects the annual amortization of previously deferred gas revenues (total amount previously deferred was $885,000) and was partially offset by an increase in shared gas earnings.

o Up $.04 due to a net reduction in regulatory carrying charges due to customers largely related to the Customer Benefit Fund; an increase in regulatory carrying charges due from customers related to pension costs; and a decrease in preferred stock dividends. The reduction in preferred stock dividends reflects the repurchase of certain issues of preferred stock in October 2003.

o Up $.01 due to the favorable impact of a lower number of CHEG common stock shares outstanding.

o Down $.04 due to an increase in operating expenses reflecting increases in compensation and in employee welfare costs, primarily the cost of health care. This increase was partially offset by a reduction in storm restoration expenses.

o Down $.01 due to the net effect of various other items including an increase in depreciation on utility plant assets.

      Central Hudson Enterprises Corp. (CHEC): + $.07
      -----------------------------------------------

o Up $.03 due to an increase in net revenues (net of fuel and other related expenses) from its fuel oil distribution subsidiaries due primarily to the effect of weather hedging contracts with more favorable terms for 2004 than 2003 and increased margins on its fuel oil products.

o Up $.02 due to a reduction in operating expenses mostly related to lower fuel oil distribution costs as a result of warmer weather this quarter as compared to the same quarter last year.

o Up $.02 due to the net effect of various other items including increased income from investments in partnerships and the favorable effect of a lower number of CHEG common stock shares outstanding.

                                                                        page -2-

First Quarter Results of Operations
-----------------------------------

CH Energy Group, Inc., (Consolidated)
-------------------------------------

Other Income on a consolidated basis increased $886,000 largely due to higher interest and investment income from CHEG (holding company) and CHEC. The overall increase was due largely to CHEG recording a net loss in the first quarter of 2003 for its Alternate Investment Program, which was fully liquidated by July 2003 and the funds reinvested in low yield money market instruments.

Central Hudson Gas & Electric Corp.
-----------------------------------

Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, increased 3% as compared to the quarter ended March 31, 2003. Despite a warmer winter (heating billing degree-days decreased 4%), sales to residential and commercial customers increased 3% and 2%, respectively, due to customer growth and increased usage by these customers. Industrial sales increased 4% due primarily to increased usage by a large industrial customer.

Utility sales of natural gas to firm CHG&E customers, plus transportation of natural gas supplied by others, decreased less than 1% as compared to the prior year. Due to the warmer winter, sales to residential customers, primarily space heating sales, decreased 1% due to a reduction in usage which was partially offset by an increase in sales due to customer growth. Sales to commercial customers increased 2% also due to customer growth. Industrial sales, which represent less than 5% of total firm sales, decreased 11% and interruptible sales increased 5%.

Utility electric and gas operating revenues increased $7.0 million from $170.9 million in 2003 to $177.9 million in 2004. Electric revenues increased $4.8 million (4.2%) and gas revenues increased $2.2 million (4.0%) due primarily to an increase in revenues collected through CHG&E's energy cost adjustment clauses to recover its cost of purchased electricity and natural gas supply. The increase in electric and gas revenues also reflects increases from sales, including the impact of weather hedging contracts, and the recording of previously deferred revenues in accordance with CHG&E's current settlement agreement. The increase in electric revenues was partially offset by a reduction in Customer Benefit Fund revenues offsetting the cost of various programs authorized by CHG&E's current settlement agreement with the PSC, and an increase in shared earnings. The increase in gas revenues was also partially offset by an increase in shared earnings.

Total utility operating expenses, including income taxes, increased $6.4 million from $154.5 million in 2003 to $160.9 million in 2004. The increase in operating expenses largely results from an increase in purchased electricity and natural gas expense. Purchased electricity increased $4.6 million due largely to the recording of amounts related to the recovery of electric supply costs via CHG&E's cost recovery mechanism and purchased gas expense increased $1.1 million due to an increase in the wholesale cost of natural gas. Other operating expenses decreased $726,000 primarily due to a decrease in expense related to CHG&E's electric reliability program, which is funded by the Customer Benefit Fund. Income taxes increased $1.4 million due to higher taxable income.

Interest and Preferred Stock Dividends decreased $782,000 due primarily to a reduction of regulatory carrying charges resulting largely from a declining Customer Benefit Fund balance. In accordance with CHG&E's current settlement agreement, carrying charges are accrued on the unused balance for the future benefit of customers. Preferred stock dividends decreased due to the redemption of certain issues in October 2003.

                                                                       page  -3-


Central Hudson Enterprises Corp.
--------------------------------

Revenues for CHEC decreased $ 9.2 million from $ 94.2 million for the quarter ended March 31, 2003 to $85.0 million for the quarter ended March 31, 2004. The decrease in revenues primarily reflects a decrease in sales by CHEC's fuel oil distribution companies due to the impact of the sale of its natural gas business in October 2003 and weather that was warmer than last year.

Operating expenses for CHEC, including income taxes, decreased $9.9 million from $88.6 million in 2003 to $78.7 million in 2004. Natural gas costs decreased $7.0 million due to the sale of the natural gas business and the cost of petroleum decreased $3.2 million due primarily to lower sales resulting from the milder winter in 2004 vs. 2003. An increase in income taxes of $706,000 was largely offset by a reduction in other operating expenses, primarily lower distribution costs resulting from the decrease in sales of petroleum products.


CH Energy Group, Inc. (consolidated) remains in a strong financial position. At March 31, 2004 CHEG had $126.6 million in cash and cash equivalents while current obligations included $15.0 million of current maturities of long-term debt.

                                         # # #

 Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.


                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)

                                                           3 Months Ended
                                                               March 31,
                                                          ----------------

                                                        2004          2003
                                                       -----         -----
                                                      (Thousands of Dollars)

OPERATING REVENUES
  Electric                                             $119,269     $114,506
  Natural Gas                                           58,704        56,438
  Competitive Business Subsidiaries                     85,020        94,199
                                                       -------      --------
         Total Operating Revenues                      262,993       265,143
                                                       -------      --------
OPERATING EXPENSES
  Operations - Purchased Electricity and Fuel
    Used in Electric Generation, Purchased
    Nat. Gas and Purchased Petrol                      169,477       173,976
  Other Exp. of Operation - Regulated Activities        23,254        24,299
  Other Exp. of Operation - Competitive
    Business Subsidiaries                               15,007        15,396
  Depreciation and Amortization                          8,601         8,264
  Operating Taxes                                        7,189         7,226
                                                       -------       -------
         Total Operating Expenses                      223,528       229,161
                                                       -------       -------
OPERATING INCOME                                        39,465        35,982
                                                       -------       -------
OTHER INCOME
  Allowance for Equity Funds Used During Construction       88           125
  Interest and Investment Income                         2,924         1,755
  Other - Net                                            2,033         2,279
                                                       -------       -------
         Total Other Income                              5,045         4,159
                                                       -------       -------
INCOME BEFORE INTEREST AND OTHER CHARGES                44,510        40,141
                                                       -------       -------
INTEREST AND OTHER CHARGES
  Interest on Debt                                       2,831         2,888
  Other                                                  2,234         2,824
  Allowance for Borrowed Funds Used During
    Construction                                           (59)         (108)
  Cumulative Preferred Stock Dividends of
    Central Hudson                                         242           451
                                                       -------       -------
           Total Interest and Other Charges              5,248         6,055
                                                       -------       -------
INCOME BEFORE INCOME TAXES                              39,262        34,086

      Income Taxes                                      16,273        13,893
                                                       -------       -------
NET INCOME                                              22,989        20,193

DIVIDENDS DECLARED ON COMMON STOCK                       8,512         8,550
                                                       -------       -------
AMOUNT RETAINED IN THE BUSINESS                        $14,477       $11,643
                                                       =======       =======
Average Shares of Common Stock Outstanding -
   (Basic) (000s)                                       15,762        15,969
                                                      ========       =======
Average Shares of Common Stock Outstanding -
   (Diluted) (000s)                                     15,775        15,974
                                                      ========       =======

Earnings Per Share - (Basic)                             $1.46         $1.26
                                                      ========       =======
Earnings Per Share - (Diluted)                           $1.45         $1.26
                                                      ========       =======

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                       March 31,     December 31,
                                        2004 1        2003 2
                                        --------------------
            ASSETS                      (Thousands of Dollars)

UTILITY PLANT
  Utility Plant                         $965,642      $959,945
    Less Accumulated Depreciation        306,947       309,208
                                        --------      --------
                                         658,695       650,737
  Construction Work in Progress           64,273        56,764
                                        --------      --------
  Net Utility Plant                      722,968       707,501
                                        --------      --------
OTHER PROPERTY AND PLANT & EQUIPMENT      21,211        21,589
                                        --------      --------

CURRENT ASSETS
  Cash and Cash Equivalents              126,631       125,834
  Accounts Receivable from Customers      83,002        61,223
  Materials & Supplies                    14,291        19,847
  Fair Value of Derivative Instruments       942           869
  Special Deposits and Prepayments        17,281        23,315
  Other                                   11,430        19,834
                                        --------       -------
                                         253,577       250,922
                                        --------       -------
DEFERRED CHARGES AND OTHER ASSETS        325,826       320,480
                                        --------       -------

      TOTAL                            $1,323,582    $1,300,492
                                       ==========    ==========

    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                      $499,763      $485,424
  Cumulative Preferred Stock:
    Not subject to mandatory redemption   21,030        21,030
  Long-term Debt                         285,880       278,880
                                        --------      --------
                                         806,673       785,334
                                        --------      --------

CURRENT LIABILITIES
  Current Maturities of Long-term Debt    15,000        15,000
  Notes Payable                                -        16,000
  Accounts Payable                        37,801        40,602
  Accrued Interest                         2,867         4,274
  Dividends Payable                        8,754         8,754
  Other                                   41,246        35,390
                                         -------       -------
                                         105,668       120,020
                                         -------       -------
DEFERRED CREDITS AND OTHER LIABILITIES   316,647       299,090
                                         -------       -------
ACCUMULATED DEFERRED INCOME TAX  (NET)    94,594        96,048
                                         -------       -------
      TOTAL                            $1,323,582   $1,300,492
                                       ==========   ==========

 1 Audited.

 2 Subject to explanations contained in the Annual Report of the Company for 2003.

 3 Shares outstanding at March 31, 2004 = 15,762,000.
   Shares outstanding at December 31, 2003 = 15,762,000.

                         Selected Financial Information
                         ------------------------------

                                                   3 Months Ended March 31,
                                                2004       2003     % Variation
                                                -----     ------   -------------

CENTRAL HUDSON GAS & ELECTRIC CORP.

Sales of Electricity (Mwh):  *
   Residential                                  591,666    576,404         3
   Commercial                                   506,220    495,278         2
   Industrial                                   334,558    320,368         4
   Unbilled and Other                            11,301     10,798         5
                                                -------    -------       ----
         Total Own Territory                  1,443,745  1,402,848         3
                                              =========  =========       ====

Sales of Gas (Mcf.):  *
   Residential                                2,718,701  2,738,527        (1)
   Commercial                                 2,975,791  2,928,046         2
   Industrial                                   260,735    291,945       (11)
   Unbilled and Other                            75,987    103,590       (27)
                                              ---------  ---------       ----
     Total Firm Sales                         6,031,214  6,062,108        (1)

          Interruptible Sales                 1,065,685  1,012,770         5
                                              ---------  ---------       ----
     Total Own Territory                      7,096,899  7,074,878         -
                                              =========  =========       ====

 *  Includes volumes related to Electric
       or Gas Energy Delivery Services.

Cooling Degree Days:
   Billing Cycle                                    -          -          -
   Actual in Period                                 -          -          -

Heating Degree Days:
   Billing Cycle                                 3,253      3,402        (4)
   Actual in Period                              3,170      3,374        (6)

Electric Output For Own Territory  (Mwh.):
   Generated                                    38,230     39,015        (2)
   Purchased                                 1,488,894  1,386,391         7
                                             ---------  ---------       ----
     Total                                   1,527,124  1,425,406         7
                                             =========  =========       ====
     Gas Send-out Firm Customers(Mcf.)       5,000,372  5,012,729         -
                                             =========  =========       ====

CH ENERGY GROUP, INC.

     Earnings Per Share - (Basic)                $1.46      $1.26        16
     Dividends Declared Per Share                $0.54      $0.54         -




                                              March 31,  Dec. 31,
                                               2004       2003     % Variation
                                              ---------  --------  ------------
               Book Value Per Share            $31.71     $30.80         3

               Retained Earnings (000s)      $193,872   $179,395         8

               Common Equity Ratio (%)           60.8%      59.5%        2

                              CH Energy Group, Inc.
                              ---------------------

                           Selected Financial Indices
                           --------------------------

              12 Months Ended March 31, 2004 vs Calendar Year 2003
              ----------------------------------------------------


                                                12 Months        Calendar
                                                  Ended            Year
                                               March 31, 2004      2003
                                               ---------------   -------


Earnings Per Share - (Basic)                          $2.96          $2.78


Earned Return on Common Equity  (Per Books)           9.53%          8.99%


Pretax Coverage of Total
   Interest  Charges, excluding  AFDC                4.07 x         3.78 x


Dividends Declared                                    $2.16          $2.16


Pay-out Ratio                                         73.0%          77.7%


Percent of Cash Construction Expenditures
     Financed from Internal Funds   (1)              100.0%         100.0%


Common Equity Ratio                                   60.8%          59.5%


Retained Earnings  ($000)                          $193,872       $179,395


Book Value Per Share  (End of Period)                $31.71         $30.80







(1) Internal funds used in this measurement exclude pension contributions of $10,000,000 made in 2003.